Exhibit 99.1

                    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
                    ---------------------------------------

This Amendment ("Amendment") modifies the Employment Agreement entered into as of the 1st day of October, 2003 ("Agreement") between C. David Zoba residing at [home address omitted] ("Employee"), and Galyan's Trading Company, Inc., an Indiana corporation ("Company"). This Amendment is made and entered into as of the 15th day of June, 2004 between the Employee and the Company.

         1.       AMENDMENT TO EMPLOYMENT AGREEMENT:
                  ---------------------------------

         (a) The Employee and the Company mutually agree that Section 5 of the Agreement is hereby amended to add the following subsection (e) at the end thereof, effective immediately:

         "(e) Limitation on Parachute Payments: Notwithstanding anything contained in this Agreement to the contrary, to the extent that the Employee becomes entitled to any payment or distribution of any type under this Section 5 ("Termination Payments") and that payment or distribution would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), either alone or in conjunction with any other payment or distribution of any type to or for the Employee by the Company or any of its affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or restricted stock granted by the Company pursuant to this Agreement or otherwise) (collectively, the "Total Payments") then the Termination Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause any portion of the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction to the Termination Payments shall be made only if the total after-tax benefit to the Employee is greater after giving effect to such reduction than if no such reduction had been made. Unless the Employee shall have given prior written notice to the Company to effectuate a reduction in the Termination Payments if such a reduction is required, the Company shall reduce or eliminate the Termination Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of restricted stock, then by reducing or eliminating any other remaining payments or distributions. The preceding provisions of this subsection shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee's rights and entitlements to any benefits or compensation.

                  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination of whether a reduction to the Termination Payments is required, it is possible that Termination Payments to the Employee which will not have been made by the Company (if a reduction to the Termination Payments is made in accordance with the preceding paragraph) should have been made ("Underpayment"). Any such
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                  Underpayment shall be promptly paid by the Company to or for the benefit of the Employee. In the event that a reduction to the Termination Payments is required in accordance with the preceding paragraph and all or a portion of the Total Payments actually made to the Employee (after reduction of the Termination Payments) shall be determined to result in the imposition of any tax under Section 4999 of the Code, the Employee shall promptly reimburse the Company for the amount of the excess Termination Payments together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G or any successor thereto), from the date the reimbursable payment was received by the Employee to the date the same is repaid to the Company."

         (b) The Employee and the Company mutually agree that the Agreement is hereby amended to add the following Section 19 at the end thereof, effective immediately:

                  "19. STAY BONUS: If the event that the Company enters into an agreement of merger with Dick's Sporting Goods, Inc. or one of its affiliates on or before June 30, 2004, so long as Employee remains employed by the Company through the date of consummation of the merger described in any such agreement between the Company and Dick's Sporting Goods, Inc. (the "Merger"), Employee shall become entitled to a payment of $475,000 (less any required tax withholding) from the Company upon the consummation of the Merger. The Company shall make this payment at the closing of the Merger or within three days thereafter."

         2. GOVERNING LAW: The provisions of this Amendment shall be construed in accordance with, and governed by, the laws of the State of Indiana without regard to principles of conflict of laws.

         3. SUCCESSORS; NO ASSIGNMENT OF AGREEMENT: This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

         4. CAPTIONS: The captions of this Amendment are for descriptive purposes only and are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the Company and Employee, intending to be legally bound, have executed this Amendment on the day and year first above written.

EMPLOYEE:                                  COMPANY:
                                           GALYAN'S TRADING COMPANY, INC.



By:  /s/ C. DAVID ZOBA                      By: /s/ EDWIN J. HOLMAN
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    C. David Zoba                               Edwin Holman
                                                Chief Executive Officer

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